calculation of registration fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
MTN4447 Due October 6, 2010	$750,000,000.00	$80,250.00

Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement No. 333-123085 and were carried forward. The Registrant is offsetting the $80,250.00 registration fee with respect to the securities offered by means of this pricing supplement against those registration fees carried forward which have not yet been so utilized. No additional registration fee has been paid with respect to these offerings.

PROSPECTUS	Pricing Supplement Number: 4447
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated October 3, 2006
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	October 3, 2006
Settlement Date (Original Issue Date):	October 6, 2006
Maturity Date:	October 6, 2010
Principal Amount:	US$750,000,000.00
Price to Public (Issue Price):	100.000%
Agents Commission:	0.20%
All-in Price:	99.80%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$748,500,000.00
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.06%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each October 6, January 6, April 6, and July 6 of each year, commencing January 6, 2007 and ending on the Maturity Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated October 3, 2006
Registration Statement No. 333-132807

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GY24
ISIN:	N/A
Common Code:	N/A

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Blaylock & Company, Inc.	$176,250,000
Ramirez & Co., Inc.	$157,500,000
Utendahl Capital Group, L.L.C.	$157,500,000
The Williams Capital Group, L.P.	$176,250,000

Goldman, Sachs & Co.	$82,500,000

Total	$750,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated October 3, 2006
Registration Statement No. 333-132807

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.